Exhibit 99.1

Contact:	Jacqualyn A. Fouse, PhD	Patrick E. Flanigan III
	EVP, Chief Financial Officer	VP, Investor Relations
	Celgene Corporation	Celgene Corporation
	(908) 673-9956	(908) 673-9969

Celgene Corporation Board of Directors Recommends to Our Stockholders a Two-for-One Stock Split

SUMMIT, NJ — (February 13, 2014) — Celgene Corporation (NASDAQ:  CELG) announced that the Board of Directors voted to recommend a two-for-one split of the Company’s common stock to be effected through an Amendment to the Company’s Certificate of Incorporation.

“This recommendation reflects our continued confidence in the long-term outlook for the Company,” said Bob Hugin, Chairman and Chief Executive Officer of Celgene Corporation.

Implementation of the stock split is subject to stockholder approval of the Amendment at the Annual Meeting of Stockholders, which is currently scheduled to take place on June 18, 2014.  Additional details regarding the annual meeting and the proposed amendment will be included in a proxy statement distributed to stockholders on or before April 30, 2014.

If the Amendment is approved, the stock split will become effective on the date the Amendment is filed with the Secretary of State of the State of Delaware.  Total shares outstanding are expected to increase from approximately 406 million to approximately 812 million.  The average weighted diluted shares outstanding for 2014 are expected to increase from approximately 425 million to approximately 850 million.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit www.celgene.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,”

“anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.